Exhibit 10.28
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is entered into between VMware, Inc., a Delaware corporation (the “Company”) and Carl Eschenbach (“Consultant”) (collectively, the “parties”).
Recitals

A.	Consultant has provided services as an employee to the Company as the President and Chief Operating Officer of the Company;

B.
Consultant has resigned from his position as President and Chief Operating Officer effective as of March 31, 2016 and from employment with the Company effective as of April 11, 2016 (the “Termination Date”) pursuant to his notice of resignation provided to the Company on February 29, 2016; and

C.
The Company values Consultant’s expertise and wishes to engage Consultant as strategic advisor to the Board of Directors of the Company, the Company’s Chief Executive Officer and its executive staff, to provide strategic consulting and related services following the Termination Date to the Company, as the Company may reasonably request from time to time.

NOW, THEREFORE, the parties agree as follows:
1.Term of Agreement. This Agreement will become effective upon the Termination Date and will remain in effect until terminated in accordance with Section 10 below (the “Term”).
2.    Nature and Scope of Services. During the Term, Consultant will provide strategic consulting and related services, as reasonably requested from time to time by the Company, to the Company as set forth in Exhibit A attached hereto, and will also make himself available to, and attend meetings with, the management of the Company (collectively, the “Services”). Consultant will make himself fully available for the number of hours necessary for performance of the Services.
3.    Consideration for Consulting Service and Releases. In consideration for the Services and execution of the releases as set forth in Exhibit B attached hereto, the Company will pay Consultant a consulting fee equal to $235,000 per month during the Term, payable within thirty days following the end of the applicable calendar month (the “Consulting Fee”), provided, however, that the final monthly payment to Consultant will be due within thirty days following Consultant’s signature to the release that is due upon completion of the Term as set forth in Exhibit B.
4.    Expenses. All reasonable business expenses incident to Consultant’s performance of the Services under this Agreement will be borne by the Company. Consultant will submit to the Company an invoice with reasonably detailed supporting documentation for any such expenses within one (1) month following the month in which such expenses were incurred and such expenses will be reimbursed by the Company. The right to reimbursement under this Agreement may not be liquidated or exchanged for any other benefit.
5.    Independent Consultant Status. Effective as of the Termination Date, Consultant will be an independent contractor and not an agent, common law employee or representative of the Company, and will have no authority to enter into any agreement, commitment or understanding on behalf of the Company. Except as otherwise provided in this Agreement, following the Termination Date, Consultant will not be, in exchange or in consideration for the provision of the Services, eligible for or entitled to any of the benefits that the Company provides their common law employees (if any), including, but not limited to, workers’ compensation, health, life, or disability insurance, retirement plans, stock plans, and vacation and sick pay, and Consultant hereby waives any right to receive any such benefits or to participate in stock plans or other employee benefit programs of the Company in exchange or in consideration for the provision of the Services, even if Consultant previously has or may later become eligible for any such plan or program maintained by the Company. Consistent with Consultant’s independent contractor status, Consultant agrees not to apply for any government‑sponsored benefits that are intended to apply to employees, including but not limited to, unemployment benefits.
6.    Payment of Taxes. Consultant acknowledges that he is solely responsible for the payment of all taxes and assessments imposed on the Consulting Fee, he receives in connection with this Agreement.

7.	Proprietary Information.

(a)
“Proprietary Information” means all information pertaining in any manner to the business of the Company, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was known by Consultant prior to Consultant’s employment by the Company and outside of any confidentiality undertaking; or (iii) the information is disclosed to Consultant without restriction by a third party who rightfully possesses the information and did not learn of it from the Company. This definition includes, but is not limited to: (A) techniques, development tools, processes, formulas and improvements; (B) information about costs, profits, markets, sales, customers (inclusive of customer lists), future business prospects, and bids; and (C) plans for business, marketing, future development and new product concepts. The written, printed, graphic, or electronically recorded materials furnished by the Company for use by Consultant are Proprietary Information and are the property of the Company, as applicable.

(b)
During the Term and thereafter, Consultant will maintain in confidence and will not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information, confidential information, or know-how belonging to the Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services. On termination of Consultant’s services to the Company, or at the request of the Company before such termination, Consultant will deliver to the Company all material in Consultant’s possession, custody or control relating to the Company’s business, including Proprietary Information. The obligations on Proprietary Information extend to information belonging to customers and suppliers of the Company about whom Consultant may have gained knowledge as a result of performing the Services.

8.	Ownership of Intellectual Property.

(a)
Consultant agrees that all designs, plans, reports, specifications, drawings, schematics, prototypes, models, inventions, and all other information and items, if any, made during the course of this Agreement and arising from the Services (“New Developments”) will be and are assigned to the Company as its sole and exclusive property. On the Company’s request, Consultant agrees to assist the Company, at the Company’s expense, to obtain patents or copyrights for such New Developments, including the disclosure of all pertinent information and data, the execution of all applications, specifications, oaths, and assignments, and all other instruments and papers that the Company deems necessary to apply for and to assign or convey to the Company, its successors, and assigns or nominees, the sole and exclusive right, title, and interest in such New Developments.

(b)
Consultant warrants that Consultant has good title to any New Developments and the right to assign New Developments to the Company free of any proprietary rights of any other party or any other encumbrance whatsoever. Consultant further agrees not to disclose to the Company, or bring onto their premises, or induce them to use any confidential information that belongs to anyone other than the Company or Consultant. Consultant agrees to indemnify the Company and each of its affiliates and agents from any and all loss or liability incurred by reason of the alleged breach by Consultant of any confidentiality or services agreement with anyone other than the Company.
9.    Other Services. Consultant may perform services for other clients during the Term, provided that Consultant shall not act in an Operational Role (as defined below) with or for another party when such services may adversely affect the Company or its affiliates. Without limiting the generality of the foregoing, except upon the prior written consent of the Company, Consultant will not, during the Term, engage in an Operational Role (whether or not pursued for pecuniary advantage) that might interfere with Consultant’s duties and responsibilities hereunder or create a conflict of interest with the Company or its affiliates. In particular, during the Term, Consultant shall not, as an employee or otherwise, engage in an Operational Role relating to the Business (as defined below) for, on behalf of, or otherwise with any third party.   Consultant acknowledges that the foregoing restrictions are necessary to protect the trade secrets and other Proprietary Information, in light of Consultant’s extensive knowledge and involvement concerning the trade secrets, confidential business plans and strategies, and other Proprietary Information relating to the Company. If Consultant anticipates that any prospective services to be performed in an Operational Role for other parties during the Term may raise any conflict of interest with, or may otherwise adversely affect, the Company, Consultant will notify the Company in writing prior to engaging in such services and consult with the Company to address and resolve any concerns. Any breach of this Section 9 will be deemed a material breach of this Agreement.
Additionally, until the later of (i) the last day of the Term or (ii) twelve months following the Termination Date, Consultant shall not, for Consultant or any third party, directly or indirectly (x) solicit, induce, recruit or encourage any person employed by the Company to terminate their employment, or (y) divert or attempt to divert from the Company any business with any customer, client, member, business partner or supplier about which Consultant obtained confidential information during his employment with the Company, by using the Company’s trade secrets or by otherwise engaging in conduct that amounts to unfair competition.
“Business” means means the design, development, manufacture, production, marketing, distribution or sale of any product, or the provision of any service, related to software-defined data centers, hybrid cloud services, end user computing and mobility products, the scope of which is defined in the “Business” section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2016.
“Operational Role” means engaging in any business activity as a full-time employee of a company that involves the direct management, supervision or performance of the ongoing development, production, marketing, sales or service of and for technologies, products or services.
10.    Termination. Either party may terminate this Agreement with seven days advance notice to the other party in accordance with Section 11 below. The representations and warranties contained herein and Consultant’s obligations under Sections 7, 8 and 9 of this Agreement will survive termination or expiration of this Agreement. Any breach of Sections 7, 8 or 9 will be deemed a material breach of this Agreement. In the event of a material breach of this Agreement by Consultant or the Company, the other party may terminate the consulting relationship described herein immediately at any time upon written notice to the breaching party in accordance with Section 11 below.
11.    Notices. Notices pursuant to Section 9 and 10 of this Agreement must be in writing and will be deemed given if sent via email or delivered by globally recognized express delivery service (with a required e-mail copy, receipt of which need not be acknowledged) to the other party at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (1) in the case of e-mail, on the date that the recipient acknowledges having received the email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this section, and (2) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

(a)	if to the Consultant:

Attention: Carl Eschenbach
Address:
Email:

(b)	if to the Company:
VMware, Inc.
3401 Hillview Ave.
Palo Alto, CA 94304
Attention: Office of the General Counsel
Email:
with a copy (which will not constitute notice) to:
VMware, Inc.
3401 Hillview Ave.
Palo Alto, CA 94304
Attention: Office of the Chief Executive Officer
Email:
12.    Trading Restrictions. Consultant acknowledges that in the course of his Services, he may become aware of confidential information regarding the Company that may be considered material nonpublic information (“MNPI”), and that conducting transactions in securities of the Company, its parent company, EMC Corporation (“EMC”), and in the securities of any company that may acquire EMC during the Term, while Consultant is in possession of MNPI constitutes a violation of insider trading laws unless conducted in accordance with the safe harbor set forth in Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended. Consultant agrees that during the Term he will comply with the Company’s Insider Trading Policy, a copy of which has been provided to Consultant, and that Consultant will comply with the end of quarter restricted trading periods described therein.
13.    Miscellaneous. This Agreement contains a complete statement of all agreements between the parties with respect to its subject matter and except as expressly set forth herein supersedes all previous agreements, arrangements and understandings, written or oral, relating to its subject matter and cannot be changed or terminated except in writing, signed by the parties. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability will not affect or impair the validity or enforceability of the remaining provisions of this Agreement and the remaining provisions as applied to other persons, places and circumstances will remain in full force effect, and such provisions will be enforced to the fullest extent consistent with applicable law. This Agreement will be governed by the laws of the State of California.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth below.
Dated April 17, 2016
COMPANY

/s/ Pat Gelsinger
By:     Pat Gelsinger
Chief Executive Officer

Consultant:

/s/ Carl Eschenbach
Carl Eschenbach

4